Exhibit 99.1

Chris Olivera Vice President, Corporate Communications GameStop Corp. (817) 722-7253	Matt Hodges Director, Investor Relations GameStop Corp. (817) 424-2126

GAMESTOP CORP. CHIEF FINANCIAL OFFICER RESIGNS

Robert A. Lloyd Named Interim Chief Financial Officer

GRAPEVINE, Texas, (Feb. 24, 2010) –GameStop Corp. (NYSE:GME), the world’s largest video game and entertainment software retailer, today announced that Catherine R. Smith has resigned from her role of Executive Vice President and Chief Financial Officer to accept a position with Walmart International. The company has also announced that Robert A. Lloyd, Senior Vice President and Chief Accounting Officer of GameStop, has been named interim Chief Financial Officer, effective immediately.

Daniel DeMatteo, Chief Executive Officer of GameStop, said, “We are fortunate to have a strong executive team, including such talent as Rob, who is a 14-year GameStop veteran. He has been instrumental in guiding the company through its tremendous growth and success.  Rob has built and led a financial team that has spearheaded many measures to complete and integrate acquisitions, reduce operating costs and strengthen our position in long-term initiatives, while enhancing value and contributing to keeping GameStop competitive in the marketplace.”

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,457 retail stores in 17 countries worldwide. The company also operates an e-commerce site, GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.